Exhibit 10.29

December 17, 2003 Mr. Josh Floum 323 Seymour Lane Mill Valley, CA 94941

Dear Mr. Floum:

We are pleased to offer you the opportunity to join Visa U.S.A. Inc. as Executive Vice President and General Counsel. You will be reporting to me and will receive a base salary of $41,666.67 per month paid in two equal installments. We will also provide you with a sign-on bonus of $500,000.00, less applicable taxes. You may elect to receive this bonus soon after your start date at Visa or to defer all or part of this bonus under the provisions of Visa’s Deferred Compensation Plan. You will need to complete and submit the forms previously provided in order for any deferral to take place.

In addition, you will be included in the Visa Incentive Plan for Fiscal Year 2004. Your bonus target is 75% of your base salary with a maximum payout opportunity of 150% of base salary based upon your and Visa’s performance. Our plan year begins October 1 and any payout for which you are eligible will typically be based on your earnings for the plan year and will be paid by mid-December. However, payout for your Visa Incentive Plan bonus for Fiscal Year 2004 and 2005 will be guaranteed at 100% of target for each full (not pro-rata) plan year.

You will also be included in our Long Term Incentive Plan beginning with plan year 2004, with an initial grant of $650,000.00. This plan vests and pays out in three (3) years. Actual payout is based on corporate performance, individual performance, and performance of outside investments, but will be guaranteed at 100% of target for the full (not pro-rata) Fiscal Year 2004 and 2005. You will be eligible for a company car ($1,900.00 per month) in line with our Executive Automobile Policy as well as our employee benefits program as outlined in the enclosed Benefit Summary. In addition, Visa U.S.A. shall move your current office belongings to either Visa U.S.A.’s offices or to your home, as appropriate.

Further, should your employment be terminated for any reason other than cause prior to my retirement or within one (1) year of a new Chief Executive Officer joining Visa U.S.A. Inc., we will provide you with the following compensation:

- One (1) year’s base salary

- One (1) year’s payout of your annual Visa Incentive Plan target

- Full (not pro-rata) distribution of all existing LTIP awards and grants. Awards which have been deferred will be valued and paid out as of the end of the month of your departure. The LTIP Grant in the current Performance Period shall be paid at the conclusion of the fiscal year Performance Period and calculated based on Corporate Performance as approved by the Board of Directors.

-12 months of medical benefit continuation

Mr. Josh Floum

December 17, 2003

- In no case shall the total of your period of employment with Visa U.S.A. plus the twelve (12) month severance period be less than a total of twenty four (24) months for compensation purposes.

Also, please note that if hired by Visa U.S.A., your employment is at-will and that employment may be terminable at any time with or without cause by either Visa or yourself. Furthermore, although terms and conditions of employment with Visa may change, such changes will not affect the at-will employment relationship between yourself and Visa. This statement of the circumstances under which employment can be terminated constitutes the complete understanding between yourself and Visa. No other promises or statements are binding unless in writing and signed by you and a Member of Visa’s Board of Directors.

Finally, please be advised that the title of Executive Vice President, is subject to our officer approval process and this offer is contingent upon the satisfactory completion of Visa’s background and credit checks and your providing proof of right to work in the United States acceptable to the Immigration and Naturalization Service within three days of your date of hire. In order to begin this process, we need you to complete the provided employment application and supporting documentation and return it to our Human Resources Department in the provided envelope. You may fax a copy of these documents to Patricio Gamboa at (650) 432-7115 and then forward the originals through the mail.

If you accept this offer of employment from Visa, please sign and return the acceptance and benefits forms and the sign-on bonus and proprietary agreements as soon as possible. We must receive these documents before your anticipated start date.

We look forward to you joining Visa. If you have any questions regarding the terms of this offer, please feel free to contact me at (415) 932-2127.

Sincerely,

/s/ Carl F. Pascarella
Carl F. Pascarella
President and Chief Executive Officer

CP/pg

Enclosures

cc: Compensation